Exhibit 3.1

SECOND CERTIFICATE OF AMENDMENT

TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CONSOL ENERGY INC.

CONSOL ENERGY INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware hereby certifies as follows:

FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth proposed amendments to the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and directing that the amendments be considered at the next annual meeting of the stockholders of the Corporation.

The text of the amendments to the Amended and Restated Certificate of Incorporation as set forth in such resolution is as follows:

Section 8.2 of the Amended Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“Limitation of Liability of Directors and Certain Officers. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation existing immediately prior to the time of such amendment, modification or repeal. If the DGCL hereafter is amended to further eliminate or limit the liability of a director or officer, then the liability of a director or officer of the Corporation shall be further limited or eliminated to the full extent permitted by the DGCL as so amended. For purposes of this Section 8.2 of Article VIII, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL, as it presently exists or may hereafter be amended from time to time.”

SECOND: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. The foregoing amendments shall be effective upon filing with the Secretary of State of the State of Delaware.

THIRD: All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

(Signature Page Follows.)

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 6th day of May, 2024.

By:	/s/ Martha A. Wiegand
Name: Martha A. Wiegand
Title: Secretary